Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals to Acquire Full Ownership of Leading Brazilian Specialty Plant Nutrition Company

Investment Highlights

•	Key milestone in Compass Minerals’ growth strategy

•	Purchase consideration for remaining 65 percent of Produquímica is expected to range from $460 million to $480 million* including the assumption of debt

•	Expected to add $0.12 to $0.15 to earnings per share in 2016, net of incremental debt financing cost

OVERLAND PARK, Kan. (August 15, 2016) – Compass Minerals (NYSE: CMP) today announced an agreement to purchase all outstanding interest in Produquímica Indústria e Comércio S.A. (Produquímica), one of Brazil’s leading manufacturers and distributors of specialty plant nutrients.

“The purchase of the remainder of Produquímica marks an important milestone for Compass Minerals in the execution of our growth strategy. This accretive acquisition gives us access to higher growth markets and geographic diversification of our earnings, while lessening our dependence on winter weather,” said Fran Malecha, Compass Minerals president and CEO. “Produquímica’s strong history of growth and product development in Brazil provides Compass Minerals an excellent platform for expansion in one of the world’s most important agriculture markets. We look forward to the opportunities that will come from Produquímica joining Compass Minerals.”

Compass Minerals purchased 35 percent of Produquímica in December 2015. The expected price for the remaining 65 percent of equity is approximately $310 million to $330 million, is based on Produquímica’s expected 2016 performance, and will be subject to customary, post-closing

*Based Brazilian Reais-to-US$ exchange rate of R$3.18/US$1.00.

adjustments. In addition, Compass Minerals will assume approximately $150 million in U.S. dollar equivalent long-term debt, most of which will be retired during the fourth quarter. The acquisition includes approximately $150 million of net working capital.

Compass Minerals expects the transaction to add $0.12 to $0.15 to full-year 2016 diluted earnings per share.

Based in São Paulo, Brazil, Produquímica generated approximately R$1.2 billion in net revenue and R$198 million in EBITDA* as of the 12 months ending June 30, 2016. Produquímica operates two primary businesses – agricultural productivity and chemical solutions. The agricultural productivity division manufactures and distributes a broad offering of specialty plant nutrition solution-based products. These include micronutrients, controlled release fertilizers, and other specialty supplements that are used in direct soil and foliar applications, as well as through irrigation systems and for seed treatment. Many of these products are developed through Produquímica’s robust research and development capabilities. Produquímica also manufactures and markets specialty chemicals, primarily for the water treatment industry and for use in other industrial processes in Brazil.

“All of us at Produquímica are excited about the opportunities that our customers and employees will have as part of Compass Minerals,” said Gerhard Schultz, President of Produquímica. “We look forward to growing with Compass Minerals in Brazil’s specialty plant nutrition market and beyond.”

Produquímica At-A-Glance

•	Headquartered in São Paulo, Brazil with nine manufacturing facilities throughout Brazil

•	Approximately 1,400 employees

•	2015 net revenue = R$1.1 billion

•	2015 EBITDA* = R$184 million

*Earnings before interest, taxes, depreciation and amortization, adjusted for special items.

Compass Minerals expects to close the transaction in early October 2016 subject to regulatory approval and to fund the acquisition with new debt. This transaction was enabled by an amendment to the prior agreement between Compass Minerals and key shareholders of Produquímica. Details of the amendment can be found in a Form 8-K that the company filed today with the U.S. Securities and Exchange Commission.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2016 and 2015, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the expected purchase price of the remaining Produquímica equity, additions to earnings per share, amount of debt assumed, the timing of the closing date and retirement of debt, expansion in agriculture markets and growth in the plant nutrition market. Compass Minerals International, Inc. (the "company") uses words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including the risk that regulatory approvals required for the purchase are not obtained, the risk that financing required to fund the purchase price is not obtained, foreign exchange rates, the risk that the proposed full ownership acquisition of Produquímica could disrupt the plans and operations of the company, Produquímica or both, and the risk that the company may not realize the expected financial and other benefits from the proposed acquisition. For further information on risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.